EXHIBIT 99
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News Release

        Texas Instruments Extends Exchange Offer for Debt Securities

December 6, 1999 -- Texas Instruments Incorporated today said it has extended its offer to exchange up to $400 million of its new 7 percent senior exchange notes due 2004 for up to $400 million of its existing 7 percent senior notes due 2004, until 5 p.m., EST, on Tuesday, December 7, 1999. The exchange offer was previously scheduled to expire at 5 p.m., EST, on Monday, December 6, 1999.

TI has been advised by the exchange agent for the offer that as of the December 6 deadline, more than $395 million of the existing 7 percent senior notes due 2004, or approximately 99 percent of the issued and outstanding debt securities, had been validly tendered and not withdrawn.

Texas Instruments Incorporated is a global semiconductor company and the world's leading designer and supplier of digital signal processing and analog technologies, the engines driving the digitization of electronics. Headquartered in Dallas, Texas, the company's businesses also include materials and controls, educational and productivity solutions and digital imaging. The company has manufacturing or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at http://www.ti.com